Exhibit 99.(h)(2)(l)

AMENDMENT TO

SERVICES AGREEMENT

THIS AMENDMENT (“Amendment”) made as of March 10, 2026, by and between HC Capital Trust (“Client”), and Citi Fund Services Ohio, Inc. (“Service Provider”), and with the Client, the “Parties”), to that certain Services Agreement, dated June 11, 2014, between the Client and Service Provider, as amended, (the “Agreement”). The effective date of this Amendment shall be March 10, 2026. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, the Service Provider performs certain fund accounting and fund administration services for the Client;  and

WHEREAS, the Parties wish to amend Schedule 5 to the Agreement pursuant to this Amendment to account for the removal of certain Series from the portfolio of the Client.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Amendment to Schedule 5 – List of Funds.

Schedule 5 to the Agreement is hereby deleted in its entirety and replaced with the Schedule 5 attached to the end of this Amendment.

2.	Representations and Warranties.

(a)         Each Party represents and warrants to the other that it has full power and authority to enter into and perform this Amendment, that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b)         The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

3.	Miscellaneous.

(a)         This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)         Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)         Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)         This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

HC Capital Trust		Citi Fund Services Ohio, Inc.

By:	/s/ Colette Bergman	By:	/s/ John Danko

Name:	Colette Bergman	Name:	John Danko

Title:	VP and Treasurer	Title:	President

Date:	April 10, 2026	Date:	April 10, 2026

Schedule 5 to Services Agreement

List of Funds

As of January 26, 2026

1.	The U.S. Equity Portfolio

2.	The Institutional U.S. Equity Portfolio

3.	The ESG Growth Portfolio

4.	The Catholic SRI Growth Portfolio

5.	The International Equity Portfolio

6.	The Institutional International Equity Portfolio

7.	The Emerging Markets Portfolio

8.	The Core Fixed Income Portfolio

9.	The Corporate Opportunities Portfolio

10.	The Short-Term Municipal Bond Portfolio

11.	The Intermediate Term Municipal Bond Portfolio

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